EXHIBIT 10.4

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of May 12, 2017 by and among Green Vision Biotechnology Corp., a Nevada corporation (“GVBT”), and Booth Udall Fuller, PLC (the “Escrow Agent”), and Able Lead Holdings Limited, a limited company incorporated in the British Virgin Islands (“Able Lead”). Undefined capitalized terms used in this Agreement shall have the meaning given to them in the Share Exchange Agreement, as defined below. GVBT, Able Lead, and the Escrow Agent are referred to singularly as a "Party" and collectively as the "Parties".

WHEREAS, GVBT entered into a share exchange agreement on May 12, 2017 with Able Lead (the “Share Exchange Agreement”), pursuant to which (i) Able Lead agrees to enter into a series of contractual arrangements with GVBT in which GVBT will assume management of Lutu International Biotechnology Limited, a Cayman limited company (“Lutu International”); and (ii) Able Lead will receive 89,000,000 shares of common stock of GVBT in consideration for 89 shares of Lutu International owned by Able Lead (representing 89% of the issued and outstanding capital stock of Lutu International), upon satisfaction of the applicable requirements in the Share Exchange Agreement;

WHEREAS, Able Lead has an outstanding loan of USD $4.43 million denominated in RMB with its maturity date on January 22, 2018 (“Outstanding Loan”). There is an equitable mortgage over Able Lead’s shares in Lutu International and its subsidiaries as security for the Outstanding Loan;

WHEREAS, the Share Exchange Agreement further provides that the 89,000,000 shares of GVBT (the “Escrow Shares”) shall be delivered to and in the name of the Escrow Agent on behalf of Able Lead and remain in escrow for up to one year following the execution of the Share Exchange Agreement. If the Outstanding Loan is fully repaid at any time prior to one year following the execution of the Share Exchange Agreement and there are no encumbrances over Able Lead’s shares in Lutu International, the Escrow Agent shall deliver the Escrow Shares to Able Lead;

WHEREAS, Leung Kwong Tak shall serve as Able Lead Representative on behalf of Able Lead with respect to the Escrow Shares; and

NOW, THEREFORE, the parties hereto hereby agree as follows:

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1. Escrow.

(a) Escrow of Escrow Shares.

Simultaneously with the execution of this Agreement, GVBT shall cause to be issued and shall deposit with the Escrow Agent certificates representing an aggregate of 89,000,000 shares of common stock of GVBT, as determined pursuant to Article 2 of the Share Exchange Agreement issued in the name of the Escrow Agent. The Escrow Shares shall remain in escrow for up to one year after the execution of the Share Exchange Agreement subject to the full repayment of the Outstanding Loan and the release of the equitable mortgage over all 89 shares of Lutu International owned by Able Head (the “Lutu Shares”). In the event that Able Lead cannot fully repay the Outstanding Loan and cause the release of the equitable mortgage over the Lutu Shares within one year after execution of the Share Exchange Agreement, upon receipt of the Lutu Shares into Escrow, with valid and effective stock powers transferring the Lutu Shares to GVBT, then the amount of Escrow Shares to be issued as the consideration for the purchase of the Lutu Shares shall be cancelled. In the event that Able Lead fully repays the Outstanding Loan and causes the release of the equitable mortgage over the Lutu Shares, then upon receipt of the Lutu Shares into Escrow, with valid and effective stock powers transferring the Lutu Shares to GVBT, the Escrow Agent shall: (i) release the Lutu Shares to GVBT; and (ii) transfer the Escrow Shares into the name of Able Lead and deliver them to Able Lead.

(b) Escrow Shares Not Subject to Lien or Attachment. The Escrow Shares shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in Escrow in certificate form subject to the terms and conditions of this Agreement. The Escrow Shares shall be issued in the name of “Booth Udall Fuller, PLC”, as Escrow Agent.

(c) Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares, as applicable, for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall be held by the Escrow Agent in the Escrow Account. If the Escrow Shares are delivered to Able Lead as contemplated in Section 1(a)(ii) hereof, such cash dividends or property shall be distributed promptly to Able Lead.

(d) Voting of Shares. A Representative appointed by the Board of Directors of GVBT shall have the right, in its sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

(e) Transferability. The respective interests of Able Lead in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and GVBT, and no such assignment or transfer shall be valid until such notice is given.

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2. Distribution of Escrow Shares

(a) The Escrow Agent shall distribute the Escrow Shares, as applicable, only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed, with respect to the Escrow Shares, as applicable, by GVBT and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, as applicable, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either GVBT or Able Lead Representative that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, as applicable, or (iii) the provisions of Section 1(a) hereof.

(b) Any distribution of all or a portion of the Escrow Shares to Able Lead shall be made by delivery of stock certificates issued in the name of Able Lead. Distributions to Able Lead shall be made by mailing stock certificates to such holders at their respective addresses provided in writing to the Escrow Agent by the Shareholder.

(c) If GVBT fails to acquire the shares of Lutu International from Able Lead within one year hereof or at any time agreed by GVBT and Able Lead, the Escrow Agent shall promptly deliver all of the Escrow Shares to GVBT’s transfer agent for cancellation.

3. Fees and Expenses of Escrow Agent.

GVBT agrees to pay the Escrow Agent, as compensation for its services hereunder: a non-refundable start-up fee, payable upon the Escrow Agent’s execution of this Agreement of $1,500 USD. It is understood that the fees and usual charges agreed on for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Escrow Agreement or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and shall be reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy, or litigation. All fees and expenses reasonably incurred by the Escrow Agent in discharging its duties in connection with this Agreement shall be the responsibility of GVBT. If GVBT fails to pay any fee or other sums owing to the Escrow Agent hereunder, then the Escrow Agent may pay out of and charge to the Escrow Shares all such fees and sums.

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4. Limitation of Escrow Agent’s Liability.

(a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b) GVBT agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder.

5. Controversies

If any controversy arises between GVBT and Able Lead to the Share Exchange Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.

6. Termination.

This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement.

7. Notices.

All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

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8. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 10 days prior to the date when such resignation shall take effect. GVBT may appoint a successor Escrow Agent without the consent of the Able Lead Representative, and may appoint any other successor Escrow Agent with the consent of Able Lead Representative, which shall not be unreasonably withheld. If, within such notice period, GVBT provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares or Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 8 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

9. General.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Entire Agreement. Except for those provisions of the Share Exchange Agreement applicable to the Escrow Shares, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

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(e) Amendment. This Agreement may be amended only with the written consent of GVBT, the Escrow Agent and Able Lead Representative.

(f) Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of Nevada and of any Federal court located in the State of Nevada in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 9 hereof.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

Green Vision Biotechnology Corp., a Nevada corporation		Booth Udall Fuller, PLC

By:	/s/ Ma Wai Kin	By:	/s/ W. Scott Lawler
Name:	Ma Wai Kin	Name:	W. Scott Lawler
Title:	President	Title:	Partner

Able Lead Holdings Limited, a limited company incorporated in the British Virgin Islands

By:	/s/ Leung Kwong Tak
Name:	LEUNG Kwong Tak
Title:	Director

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